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                                                                      EXHIBIT 99

[SANDERSON FARMS COMPANY LETTERHEAD]


      CONTACT: MIKE COCKRELL
               TREASURER & CHIEF FINANCIAL OFFICER
               (601) 649-4030

                        SANDERSON FARMS, INC. ANNOUNCES
                          CHANGE IN BOARD OF DIRECTORS


LAUREL, Miss. (May 3, 2006) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) announced today that Robert Buck Sanderson has resigned from his position on the Sanderson Farms Board of Directors effective yesterday. His current term was due to expire at the 2007 Annual Meeting of Shareholders. Mr. Sanderson previously retired from his position as an employee of the Company during 2004.

      "We want to recognize and thank Buck Sanderson for his many years of service to the Company," commented Joe F. Sanderson, chief executive officer and chairman of Sanderson Farms. "He made important contributions to the growth and success of Sanderson Farms as the Company emerged from a family farm supply business to one of the top five poultry producers in the country. We wish him the best of continued success."

      Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

      This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2005 Annual Report on Form 10-K.


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